Exhibit 99.1
OneWater Marine Inc. Announces Fiscal Fourth Quarter and Full-Year 2024 Results
Optimizing Costs and Inventory, Well-positioned Entering Fiscal Year 2025
Fiscal Year 2024 Highlights
•Revenue decreased 8% to $1.78 billion
•Same-store sales decreased 7%
•Gross profit margin of 24.5%
•GAAP net loss of $6 million, or $(0.39) per diluted share and adjusted diluted earnings per share1 of $0.98
•Adjusted EBITDA1 was $82 million

BUFORD, GA – November 14, 2024 – OneWater Marine Inc. (NASDAQ: ONEW) (“OneWater” or the “Company”) today announced results for its fiscal fourth quarter and year ended September 30, 2024.

“Our team demonstrated remarkable resilience and execution amidst a challenging retail environment as consumer behavior and industry inventory reset in fiscal 2024. Our revenue and brand diversification, coupled with our geographic reach, helped mitigate the impact of macroeconomic uncertainty and severe weather, underscoring the strength of our business model,” commented Austin Singleton, Chief Executive Officer at OneWater.

“As we closed out the fiscal year, Hurricane Helene struck the West Coast of Florida, causing extensive damage. Our thoughts remain with those affected, and we are actively supporting local recovery efforts. In preparation for the storm we temporarily closed several stores, and insurance companies halted writing new policies, disrupting sales during the last 10 days of the month and significantly impacting our fourth quarter results. Currently, all retail locations are operational, and we are ready to assist customers as they resume their boat buying journey.”

“Looking to fiscal 2025, we expect a slower start to the year given the ongoing impacts from Hurricanes Helene and Milton; however, we are cautiously optimistic in our full year outlook. Customers are active, our inventory positioning remains healthy, and we expect our recent cost actions to continue to benefit us as we move through the year.”

For the Three Months Ended September 30	2024	2023	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$216,740	$264,357	$(47,617)	(18.0)%
Pre-owned boat	73,373	91,836	(18,463)	(20.1)%
Finance & insurance income	11,472	13,039	(1,567)	(12.0)%
Service, parts & other	76,270	81,749	(5,479)	(6.7)%
Total revenues	$377,855	$450,981	$(73,126)	(16.2)%

Fiscal Fourth Quarter 2024 Results

Revenue for fiscal fourth quarter 2024 was $377.9 million, a decrease of 16.2% compared to $451.0 million in fiscal fourth quarter 2023. Same-store sales decreased 17%. New boat revenue decreased 18.0%, driven by a decrease in units sold. Pre-owned boat revenue decreased 20.1%, driven by the decrease in units sold and average price per unit. Prior to the threats of the hurricane, same-store sales were trending in line with the Company's expectations. Finance & insurance income increased slightly as a percentage of total boat sales. Service, parts & other sales were down 6.7% compared to the prior year quarter. Excluding the impact from the dispositions that occurred in the fourth quarter of 2023, dealership segment service, parts and other sales were positive. Distribution segment service, parts, and other sales were lower due to reduced production by boat manufacturers.

Gross profit totaled $90.7 million for fiscal fourth quarter 2024, down $28.3 million from $119.0 million for fiscal fourth quarter 2023. Gross profit margin of 24.0% decreased 240 basis points compared to the prior year period, driven by new and pre-owned boat pricing, including the impact of select brands the Company is exiting. Excluding charges related to brands being exited, new boat margins were flat sequentially.

Fiscal fourth quarter 2024 selling, general and administrative expenses totaled $79.5 million, or 21.0% of revenue, compared to $84.7 million, or 18.8% of revenue, in fiscal fourth quarter 2023. The increase in selling, general and administrative expenses as a percentage of revenue was driven by lower revenues. On a dollar basis, selling, general and administrative expenses declined 6.1% due to previous cost reduction actions, ongoing expense management and lower personnel costs.

Net loss for fiscal fourth quarter 2024 totaled $(10.4) million, compared to net loss of $(110.9) million in fiscal fourth quarter 2023. The net loss in the prior year period was driven by a $147.4 million non-cash impairment charge related to certain intangible assets. The Company reported net loss per diluted share for fiscal fourth quarter 2024 of $(0.63), compared to net loss per diluted share of $(6.89) in 2023. Adjusted diluted loss per share1 for fiscal fourth quarter 2024 was $(0.36), compared to adjusted diluted earnings per share1 of $0.42 in 2023.

Fiscal fourth quarter 2024 Adjusted EBITDA1 decreased 73.7% to $7.8 million compared to $29.8 million for fiscal fourth quarter 2023.

For the Twelve Months Ended September 30	2024	2023	$ Change	% Change
Revenues	(unaudited, $ in thousands)
New boat	$1,118,292	$1,223,691	$(105,399)	(8.6)%
Pre-owned boat	312,193	334,477	(22,284)	(6.7)%
Finance & insurance income	51,494	56,325	(4,831)	(8.6)%
Service, parts & other	290,651	321,817	(31,166)	(9.7)%
Total revenues	$1,772,630	$1,936,310	$(163,680)	(8.5)%

Fiscal Year Ended September 30, 2024 Results

Revenue for the fiscal year ended September 30, 2024 decreased 8.5% to $1,772.6 million from $1,936.3 million for the fiscal year ended September 30, 2023, driven by a decrease in new and pre-owned unit sales and a 9.7% decrease in service, parts & other sales compared to the prior year. Same-store sales decreased 7% compared to the prior year. Prior to the threats of the hurricane, same-store sales were trending down mid-single digits, in line with the Company's expectations. Excluding the impact from the dispositions that occurred in the fourth quarter of 2023, dealership segment service, parts and other sales were positive. Distribution segment service, parts, and other sales were lower due to reduced production by boat manufacturers.

Gross profit totaled $435.1 million for fiscal year 2024, compared to $535.1 million for fiscal year 2023. Gross profit margin of 24.5% decreased 310 basis points compared to the prior year, primarily due to moderated boat pricing as a result of the industry normalization following the COVID-era environment.

Fiscal year 2024 selling, general and administrative expenses totaled $332.7 million, or 18.8% of revenue, compared to $345.5 million, or 17.8% of revenue in fiscal year 2023. The increase in selling, general and administrative expenses as a percentage of revenue was due primarily to lower revenues, but selling, general and administrative expenses decreased 3.7% on a dollar basis as a result of previous cost reduction actions and the Company's variable cost structure.

Net loss for fiscal year 2024 totaled $(6.2) million compared to net loss of $(39.1) million in fiscal year 2023, an increase of $32.9 million. The increase was primarily due to a $147.4 million non-cash impairment charge related to certain intangible assets during the fourth quarter of 2023. The Company reported a net loss per diluted share for fiscal year 2024 of $(0.39), compared to net loss per diluted share of $(2.69), in 2023. Adjusted earnings per diluted share1 for fiscal year 2024 were $0.98 per diluted share, compared to $5.10 per diluted share in 2023. Adjusted EBITDA1 decreased 53.2% to $82.5 million, compared to $176.4 million in fiscal year 2023.

As of September 30, 2024, the Company’s cash and cash equivalents balance was $16.8 million and total liquidity, including cash and availability under credit facilities, was approximately $30 million. Total inventory as of September 30, 2024, decreased to $590.8 million, compared to $598.6 million on June 30, 2024. Inventory was down slightly due to the continued focus on matching inventory levels with market demand. Total long-term debt as of September 30, 2024 was $422.8 million, and adjusted long-term net debt (net of $16.8 million cash)1 was 4.9 times trailing twelve-month Adjusted EBITDA1.

Fiscal Year 2025 Guidance

For fiscal full year 2025, OneWater anticipates revenue to be in the range of $1.7 billion to $1.85 billion and dealership same-store sales to be up low single digits. Adjusted EBITDA2 is expected to be in the range of $80 million to $110 million and Adjusted Diluted Earnings Per Share is expected to be in the range of $1.00 to $2.00.

Conference Call and Webcast

OneWater will host a conference call to discuss its fiscal fourth quarter and full-year earnings on Thursday, November 14th, at 8:30 am Eastern time. To access the conference call via phone, participants can dial 1-833-630-0581 or 1-412-317-1814 (International).

Alternatively, a live webcast of the conference call can be accessed through the “Events” section of the Company’s website at https://investor.onewatermarine.com/ where it will be archived for one year.

A telephonic replay will also be available through November 28th, 2024 by dialing 1-877-344-7529 (US Toll Free), 855-669-9658 (Canada Toll Free), or 1-412-317-0088 (International Toll), by entering access code 9583839.

1.See reconciliation of Non-GAAP financial measures below.

2.See reconciliation of Non-GAAP financial measures below for a discussion of why reconciliations of forward-looking Adjusted EBITDA and adjusted earnings per diluted share are not available without unreasonable effort.

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Revenues:
New boat	$216,740	$264,357	$1,118,292	$1,223,691
Pre-owned boat	73,373	91,836	312,193	334,477
Finance & insurance income	11,472	13,039	51,494	56,325
Service, parts & other	76,270	81,749	290,651	321,817
Total revenues	377,855	450,981	1,772,630	1,936,310

Gross profit
New boat	35,403	54,902	196,886	268,469
Pre-owned boat	14,060	18,210	64,125	75,953
Finance and insurance	11,472	13,039	51,494	56,325
Service, parts & other	29,718	32,856	122,558	134,379
Total gross profit	90,653	119,007	435,063	535,126

Selling, general and administrative expenses	79,511	84,652	332,680	345,524
Depreciation and amortization	5,216	6,588	19,401	23,898
Transaction costs	564	171	1,530	1,839
Change in fair value of contingent consideration	330	(2,367)	4,248	(1,604)
Restructuring and impairment	539	147,402	12,386	147,402
Net income (loss) from operations	4,493	(117,439)	64,818	18,067

Other expense (income):
Interest expense – floor plan	8,460	7,393	34,087	25,080
Interest expense – other	9,698	9,292	37,050	34,557
Other (income) expense, net	(875)	1,418	14	953
Total other expense, net	17,283	18,103	71,151	60,590
Net loss before income tax benefit	(12,790)	(135,542)	(6,333)	(42,523)
Income tax benefit	(2,379)	(24,676)	(157)	(3,412)
Net loss	(10,411)	(110,866)	(6,176)	(39,111)
Net income attributable to non-controlling interests	—	(342)	(119)	(3,810)
Net loss attributable to non-controlling interests of One Water Marine Holdings, LLC	1,162	12,342	590	4,329
Net loss attributable to OneWater Marine Inc.	$(9,249)	$(98,866)	$(5,705)	$(38,592)

Net loss per share of Class A common stock – basic	$(0.63)	$(6.89)	$(0.39)	$(2.69)
Net loss per share of Class A common stock – diluted	$(0.63)	$(6.89)	$(0.39)	$(2.69)

Basic weighted-average shares of Class A common stock outstanding	14,628	14,360	14,585	14,328
Diluted weighted-average shares of Class A common stock outstanding	14,628	14,360	14,585	14,328

ONEWATER MARINE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2024	September 30, 2023
ASSETS
Cash	$16,849	$84,648
Restricted cash	10,488	8,662
Accounts receivable, net	73,269	113,175
Inventories	590,838	609,616
Prepaid expenses and other current assets	85,922	65,798
Total current assets	777,366	881,899
Property and equipment, net	93,224	81,532
Operating lease right-of-use assets	138,829	135,667
Other long-term assets	1,299	6,069
Deferred tax assets, net	37,278	35,066
Intangible assets, net	205,391	212,324
Goodwill	336,602	336,602
Total assets	$1,589,989	$1,689,159

LIABILITIES
Accounts payable	$32,106	$27,113
Other payables and accrued expenses	42,116	54,826
Customer deposits	63,955	51,649
Notes payable – floor plan	443,386	489,024
Current portion of operating lease liabilities	15,704	14,568
Current portion of long-term debt, net	7,874	29,324
Current portion of tax receivable agreement liability	2,578	2,447
Total current liabilities	607,719	668,951
Other long-term liabilities	12,563	13,693
Tax receivable agreement liability	38,019	40,688
Long-term operating lease liabilities	126,001	123,310
Long-term debt, net	414,934	428,439
Total liabilities	1,199,236	1,275,081

STOCKHOLDERS’ EQUITY
Total stockholders’ equity attributable to OneWater Marine Inc.	360,810	358,609
Equity attributable to non-controlling interests	29,943	55,469
Total stockholders’ equity	390,753	414,078
Total liabilities and stockholders’ equity	$1,589,989	$1,689,159

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net loss attributable to OneWater Marine Inc.	$(9,249)	$(98,866)	$(5,705)	$(38,592)
Transaction costs	564	171	1,530	1,839
Intangible amortization	2,099	3,474	7,842	13,436
Change in fair value of contingent consideration	330	(2,367)	4,248	(1,604)
Restructuring and impairment	3,471	147,402	15,318	147,402
Other (income) expense, net	(875)	1,418	14	953
Net income attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	(503)	(13,659)	(2,606)	(14,744)
Adjustments to income tax expense (2)	(1,170)	(31,381)	(6,060)	(33,875)
Adjusted net (loss) income attributable to OneWater Marine Inc.	(5,333)	6,192	14,581	74,815

Net loss per share of Class A common stock - diluted	$(0.63)	$(6.89)	$(0.39)	$(2.69)
Transaction costs	0.04	0.01	0.10	0.13
Intangible amortization	0.14	0.24	0.54	0.94
Change in fair value of contingent consideration	0.02	(0.16)	0.29	(0.11)
Restructuring and impairment	0.24	10.27	1.05	10.29
Other (income) expense, net	(0.06)	0.10	—	0.07
Net income attributable to non-controlling interests of One Water Marine Holdings, LLC (1)	(0.03)	(0.95)	(0.18)	(1.03)
Adjustments to income tax expense (2)	(0.08)	(2.19)	(0.42)	(2.36)
Adjustment for dilutive shares (3)	—	(0.01)	(0.01)	(0.14)
Adjusted (loss) earnings per share of Class A common stock - diluted	$(0.36)	$0.42	$0.98	$5.10

(1) Represents an allocation of the impact of reconciling items to our non-controlling interest.
(2) Represents an adjustment of all reconciling items at an estimated effective tax rate.
(3) Represents an adjustment for shares that are anti-dilutive for GAAP earnings per share but are dilutive for adjusted earnings per share.

ONEWATER MARINE INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except ratios)
(Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024		2023
Net loss	$(10,411)	$(110,866)	$(6,176)		$(39,111)
Interest expense – other	9,698	9,292	37,050		34,557
Income tax benefit	(2,379)	(24,676)	(157)		(3,412)
Depreciation and amortization	5,932	7,662	22,187		26,788
Stock-based compensation	1,518	1,776	8,443		8,961
Change in fair value of contingent consideration	330	(2,367)	4,248		(1,604)
Transaction costs	564	171	1,530		1,839
Restructuring and impairment	3,471	147,402	15,318		147,402
Other (income) expense, net	(875)	1,418	14		953
Adjusted EBITDA	$7,848	$29,812	$82,457		$176,373

Long-term debt (including current portion)			$422,808		$457,763
Less: cash			(16,849)		(84,648)
Adjusted long-term net debt			$405,959		$373,115

Pro forma adjusted net debt leverage ratio			4.9	x	2.1	x

About OneWater Marine Inc.

OneWater Marine Inc. is one of the largest and fastest-growing premium marine retailers in the United States. OneWater operates a total of 96 retail locations, 10 distribution centers / warehouses and multiple online marketplaces in 19 different states, several of which are in the top twenty states for marine retail expenditures. OneWater offers a broad range of products and services and has diversified revenue streams, which include the sale of new and pre-owned boats, finance and insurance products, parts and accessories, maintenance, repair and other services.

Non-GAAP Financial Measures and Key Performance Indicators

This press release and our related earnings call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income Attributable to OneWater Marine Inc., Adjusted Diluted Earnings Per Share and Adjusted Long-Term Net Debt, as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of the Company’s ongoing operations and how management views the business. Reconciliations of reported GAAP measures to adjusted non-GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP. Because our non-GAAP financial measures may be defined differently by other companies, our definition of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. We have not reconciled non-GAAP forward-looking measures, including Adjusted EBITDA and adjusted earnings per diluted share guidance, to their corresponding GAAP measures due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to change in fair value of contingent consideration and transaction costs. Change in fair value of contingent consideration and transaction costs are affected by the acquisition, integration and post-acquisition performance of our acquirees which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted EBITDA and adjusted earnings per diluted share are not available without unreasonable effort.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest expense – other, income tax (benefit) expense, depreciation and amortization and other (income) expense, further adjusted to eliminate the effects of items such as the change in fair value of contingent consideration, restructuring and impairment, stock-based compensation and transaction costs. See reconciliation above.

Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, income tax (benefit) expense, restructuring and impairment, stock-based compensation and transaction costs) that impact the comparability of financial results from period to period. We present Adjusted EBITDA because we believe it provides useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share

We define Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. as Net (Loss) Income Attributable to OneWater Marine Inc. before transaction costs, intangible amortization, change in fair value of contingent consideration, restructuring and impairment and other expense (income), all of which are then adjusted for an allocation to the non-controlling interest of OneWater Marine Holdings, LLC. Each of these adjustments are subsequently adjusted for income tax at an estimated effective tax rate. Management also reports Adjusted Diluted (Loss) Earnings Per Share which presents all of the adjustments to Net (Loss) Income Attributable to OneWater Marine Inc. noted above on a per share basis. See reconciliation above.

Our board of directors, management team and lenders use Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of unusual or one time charges and other items (such as the change in fair value of contingent consideration, intangible amortization, restructuring and impairment, transaction costs and other expense (income)) that impact the comparability of financial results from period to period. We present these metrics because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP. Adjusted Net (Loss) Income Attributable to OneWater Marine Inc. and Adjusted Diluted (Loss) Earnings Per Share are not financial measures presented in accordance with GAAP. We believe that the presentation of these non-GAAP financial measures will provide useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Adjusted Long-Term Net Debt

We define Adjusted Long-Term Net Debt as long-term debt (including current portion) less cash. We consider, and we believe certain investors and analysts consider, adjusted long-term net debt, as well as adjusted long-term net debt divided by trailing twelve-month Adjusted EBITDA, to be an indicator of our financial leverage.

Same-Store Sales

We define same-store sales as sales from our Dealership segment, excluding new and acquired stores. New and acquired stores become eligible for inclusion in the comparable store base at the end of the store’s thirteenth month of operations under our ownership and revenues are only included for identical months in the same-store base periods. Stores relocated within an existing market remain in the comparable store base for all periods. Additionally, amounts related to closed or sold stores are excluded from each comparative base period. We use same-store sales to assess the organic growth of our Dealership segment revenue. We believe that our assessment on a same-store basis represents an important indicator of comparative financial results and provides relevant information to assess our performance.

Cautionary Statement Concerning Forward-Looking Statements

This press release and statements made during the above referenced conference call may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including regarding our strategy, future operations, financial position, prospects, plans and objectives of management, growth rate and its expectations regarding future revenue, operating income or loss or earnings or loss per share. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “will be,” “will likely result,” “should,” “expects,” “plans,” “anticipates,” “could,” “would,” “foresees,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “outlook” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. These forward-looking statements are not guarantees of future performance, but are based on management’s current expectations, assumptions and beliefs concerning future developments and their potential effect on us, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Our expectations expressed or implied in these forward-looking statements may not turn out to be correct.

Important factors, some of which are beyond our control, that could cause actual results to differ materially from our historical results or those expressed or implied by these forward-looking statements include the following: changes in demand for our products and services, the seasonality and volatility of the boat industry, effects of industry wide supply chain challenges including a heightened inflationary environment and our ability to maintain adequate inventory, fluctuation in interest rates, adverse weather events, our acquisition and business strategies, the inability to comply with the financial and other covenants and metrics in our credit facilities, cash flow and access to capital, effects of a global pandemic on the Company’s business, risks related to the ability to realize the anticipated benefits of any proposed acquisitions, including the risk that proposed acquisitions will not be integrated successfully, the timing of development expenditures, and other risks. More information on these risks and other potential factors that could affect our financial results is included in our filings with the Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and in our subsequently filed Quarterly Reports on Form 10-Q, each of which is on file with the SEC and available from OneWater Marine’s website at www.onewatermarine.com under the “Investors” tab, and in other documents OneWater Marine files with the SEC. Any forward-looking statement speaks only as of the date as of which such statement is made, and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

Investor or Media Contact:
Jack Ezzell
Chief Financial Officer
IR@OneWaterMarine.com